Exhibit 10.3

AMENDMENT NO. 1

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Amended and Restated Employment Agreement by and between HERITAGE COMMERCE CORP, a California bank holding company (the “Company”), HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”), and RAYMOND PARKER, an individual (the “Executive”) dated October 17, 2007 (the “Agreement”), is entered into on December 29, 2008 for the purposes stated hereinafter.

WHEREAS, the Company is a California corporation and a bank holding Company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System,

WHEREAS, the Company is the parent holding company for the Bank, which is a California banking association, subject to the supervision and regulation of the California Department of Financial Institution and the Federal Reserve Board,

WHEREAS, the Board of Directors of the Company and the Bank has approved and authorized the entry into this Amendment to the Agreement with the Executive; and

WHEREAS, the Company, Bank and Executive believe it to be in their respective best interests to amend the Agreement as set forth hereinafter to reflect compliance with the Emergency Economic Stabilization Act of 2008 (the “EESA”) and/or the Troubled Asset Relief Program established by the EESA as long as it applies to the Company, Bank and Executive.

NOW, THEREFORE, the Company, Bank and Executive agree to add as the final paragraph of the Agreement the following:

14.17       Parachute Payment Cutback.  As long as the U.S. Treasury owns any stock or assets of the Bank or the Company pursuant to the Emergency Economic Stabilization Act of 2008 (the “EESA”) and/or the Troubled Asset Relief Program established by the EESA, in the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement or otherwise in connection with the Executives termination of employment or contingent upon a change in ownership or control pursuant to any plan or arrangement or other agreement with the Bank or the Company (or any affiliate) would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, including application of Section 2800(e) as added by the EESA and any other applicable restrictions under the EESA for the Bank and the Company to comply with the Troubled Asset Relief Program established by the EESA, then the payments and benefits received or to be received by the Executive shall by the minimum extent necessary so that such payments and benefits do not constitute “parachute payments”.  This paragraph 14.17 shall no longer be in effect after such time as the United States Treasury does not own any equity or debt interest in the Company.

IN WITNESS WHEREOF, the Executive and the Employer have executed this Amendment No. 1 to the Agreement effective as of the date first above written.

“COMPANY”

HERITAGE COMMERCE CORP, a California bank holding company

By:	/s/ Walter Kaczmarek
Walter Kaczmarek, Chief Executive Officer

“BANK”

HERITAGE BANK OF COMMERCE, a California banking company

By:	/s/ Walter Kaczmarek
Walter Kaczmarek, President

“EXECUTIVE”

By:	/s/ Raymond Parker
Raymond Parker